Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NewMil Bank, a Connecticut state chartered savings bank.

Subsidiaries of NewMil Bank:

Asset Recovery Management Company, a Connecticut Corporation.

New Mil Asset Company, a Connecticut Corporation.

NewMil Mortgage Company, a Connecticut Corporation.

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